Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Fourth Quarter and Full Year 2021 Results

LEAWOOD, KANSAS - (March 1, 2022) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter Summary

●	AMC’s fourth quarter of 2021 represented its strongest quarterly results in two full years.
●	Total revenues for the fourth quarter grew to $1,171.7 million compared to $162.5 million for the fourth quarter of 2020.
●	Net loss for the fourth quarter improved to $134.4 million, including a non-cash impairment charge related to long lived assets of $77.2 million, compared to a net loss of $946.1 million for the same quarter a year ago, which included a non-cash impairment charge related to long lived assets, definite and indefinite lived intangible assets and goodwill of $466.1 million.
●	Fourth quarter Adjusted EBITDA improved $486.7 million to $159.2 million compared to an Adjusted EBITDA loss of $327.5 million for the fourth of 2020.
●	Net cash provided by operating activities for the fourth quarter was $46.5 million, and Operating Cash (Burn) Generated (non-GAAP) was $224.4 million.
●	Available liquidity and Cash and cash equivalents at December 31, 2021 was approximately $1,801.6 million and $1,592.5 million, respectively.

As of December 31, 2021, AMC had opened and was operating 593 domestic theatres and 337 international theatres. This represents 100% and 95% of its domestic theatres and international theatres, respectively. Substantially all the Company’s theatres were open for the entirety of the fourth quarter.

In announcing the quarterly results, Adam Aron, Chairman and CEO of AMC Entertainment said, “AMC’s fourth quarter 2021 results represent our strongest quarter in two full years, with positive Adjusted EBITDA of almost $160 million, Operating Cash Generated1 of more than $220 million and finishing 2021 with a record year-ending liquidity position of more than $1.8 billion. Our positive recovery glide path from the global pandemic continued in earnest in the fourth quarter. While not yet where we want to be, our progress is substantial and unmistakable. The quarter offered moviegoers a more robust and appealing film slate that culminated with the exclusive theatrical release of the now third-highest grossing movie of all-time, SPIDERMAN: NO WAY HOME, despite having been released at the height of Omicron fears. AMC took advantage of the robust fourth quarter film slate, pent-up consumer demand, and a bold advertising campaign, among other important marketing initiatives, to attract some 60 million visitors to our theatres around the world during the fourth quarter. That was a seven-fold increase over the fourth quarter of 2020, and a 50% increase compared to the third quarter of 2021.”

Aron added, “Our record year-end liquidity positions AMC well for continued recovery from the impact of COVID and provides AMC with the financial flexibility to opportunistically grow and innovate as we seek to transform our business. To that end, during 2021 and early in 2022, AMC has been adding what we expect will be nicely profitable theatres to our network both in the U.S. and in international markets, launched four separate NFT programs, accepted cryptocurrency for the first time, and announced AMC’s entry into the multibillion-dollar retail popcorn industry. As we have repeatedly said, with the monetary war chest that was provided to us by our shareholders in 2021, AMC is no longer on its heels. As COVID case numbers are finally declining and vaccination numbers increasing, as our operating results are markedly improving, and as our healthy liquidity allows, AMC is playing on offense again.”

Aron added, “Another component to financial flexibility is the opportunity to improve the Company’s capital structure, and in February we did just that with the successful offering of $950 million of senior secured first lien notes to refinance high-interest rate debt at lower rates, while extending maturities to 2029 and. We will continue to seek opportunities to strengthen our balance sheet during 2022, with a keen eye to lowering our interest expense, extending our maturities and opportunistically deleveraging.”

Aron concluded, “The fourth quarter of 2021 proved once again that moviegoers want to see movies in theatres. We are quite bullish that for the full calendar year of 2022 the industry box office could be nearly double that of 2021, with COVID impacts easing, with more and more major films on the docket for release, and with most major studios coalescing around an exclusive theatrical window of 45 days or more. Bookings are very strong for THE BATMAN which opens this weekend, and we have movies like TOP GUN: MAVERICK, JURASSIC WORLD DOMINION, BLACK PANTHER: WAKANDA FOREVER, AVATAR 2 and many others that will excite us all this year. We should point out, however, that the box office pacing and our results in 2022 are expected to be heavily weighted towards the second half of the year. The January and February domestic industry box office numbers are already known. While they are more than quintuple that of last year, they are nonetheless well short of pre-pandemic numbers. While no one has a perfect crystal ball, it would seem that more blockbuster activity likely will come starting in the spring and summer of 2022, continuing through year-end.”

1 - This represents Operating Cash (Burn) Generated which is a non-GAAP measure and is reconciled to a GAAP measure in the tables accompanying this release.

Key Financial Results (presented in millions, except operating data)

	Quarter Ended December 31,				Year Ended December 31,
	2021	2020	Change		2021	2020	Change
GAAP Results*
Revenue	$1,171.7	$162.5	**	%	$2,527.9	$1,242.4	** %
Net loss	$(134.4)	$(946.1)	$811.7		$(1,269.8)	$(4,589.4)	$3,319.6
Net cash provided by (used in) operating activities	$46.5	$(357.9)	$404.4		$(614.1)	$(1,129.5)	$515.4
Net loss for basic and diluted loss per share	$(0.26)	$(6.21)	$5.95		$(2.66)	$(39.15)	$36.49
Non-GAAP Results**
Total revenues (2021 constant currency adjusted)	$1,174.8	$162.5	**	%	$2,515.4	$1,242.4	** %
Adjusted EBITDA	$159.2	$(327.5)	**	%	$(291.7)	$(999.2)	70.8%
Adjusted EBITDA (2021 constant currency adjusted)	$159.2	$(327.5)	**	%	$(280.6)	$(999.2)	71.9%
Free cash flow	$8.0	$(375.7)	$383.7		$(706.5)	$(1,303.3)	$596.8
Adjusted diluted loss per share	$(0.11)	$(3.15)	$3.04		$(2.50)	$(16.15)	$13.65
Operating Metrics
Attendance (in thousands)	59,683	8,092	**	%	128,547	75,190	71.0%
U.S. markets attendance (in thousands)	40,364	4,820	**	%	91,102	46,453	96.1%
International markets attendance (in thousands)	19,319	3,272	**	%	37,445	28,737	30.3%
Average screens	10,177	7,231	40.7%		8,998	5,049	78.2%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

** Percentage change in excess of 100%.

Balance Sheet, Cash and Liquidity

Cash at December 31, 2021 was $1,592.5 million excluding restricted cash of $27.8 million. AMC currently has liquidity availability of more than $1.8 billion (including cash and undrawn revolver lines), however the Company does not anticipate the need to borrow under the revolver lines during the next twelve months.

On February 14, 2022, the Company completed a private offering of $950.0 million aggregate principal amount of 7.5% first lien senior secured notes due 2029. The Company used the net proceeds and cash on hand, to redeem the Company’s $500.0 million aggregate principal amount of 10.5% First Lien Notes due 2025, $300.0 million aggregate principal amount of two series of 10.5% First Lien Senior Secured Notes due 2026 and $73.5 million aggregate principal amount of 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 and to pay related accrued interest, fees, costs, premiums and expenses.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Tuesday, March 1, 2022. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 950 theatres and 10,600 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance and box office levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2021 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

Quarter and Year Ended December 31, 2021 and December 31, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
Admissions	$666.6	$80.3	$1,394.2	$712.1
Food and beverage	380.5	44.8	857.3	362.4
Other theatre	124.6	37.4	276.4	167.9
Total revenues	1,171.7	162.5	2,527.9	1,242.4

Operating costs and expenses
Film exhibition costs	310.3	24.2	607.7	322.7
Food and beverage costs	59.0	22.1	137.9	88.8
Operating expense, excluding depreciation and amortization below	394.4	192.2	1,141.8	856.0
Rent	215.5	207.9	828.0	884.1
General and administrative:
Merger, acquisition and other costs	1.3	21.6	13.7	24.6
Other, excluding depreciation and amortization below	72.9	65.4	226.6	156.7
Depreciation and amortization	101.5	132.6	425.0	498.3
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	77.2	466.1	77.2	2,513.9
Operating costs and expenses	1,232.1	1,132.1	3,457.9	5,345.1

Operating loss	(60.4)	(969.6)	(930.0)	(4,102.7)
Other expense (income):
Other expense (income)	(16.1)	(116.4)	(87.9)	28.9
Interest expense:
Corporate borrowings	86.6	77.3	414.9	311.0
Finance lease obligations	1.2	1.4	5.2	5.9
Non-cash NCM exhibitor services agreement	9.3	9.9	38.0	40.0
Equity in (earnings) loss of non-consolidated entities	(9.8)	5.0	(11.0)	30.9
Investment expense (income)	(0.9)	6.1	(9.2)	10.1
Total other expense (income), net	70.3	(16.7)	350.0	426.8

Net loss before income taxes	(130.7)	(952.9)	(1,280.0)	(4,529.5)
Income tax provision (benefit)	3.7	(6.8)	(10.2)	59.9
Net loss	(134.4)	(946.1)	(1,269.8)	(4,589.4)
Less: Net loss attributable to noncontrolling interests	—	(0.3)	(0.7)	(0.3)
Net loss attributable to AMC Entertainment Holdings, Inc.	$(134.4)	$(945.8)	$(1,269.1)	$(4,589.1)

Diluted loss per share	$(0.26)	$(6.21)	$(2.66)	$(39.15)

Average shares outstanding diluted (in thousands)	513,824	152,307	477,410	117,212

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31, 2021	December 31, 2020
Cash and cash equivalents	$1,592.5	$308.3
Corporate borrowings	5,428.0	5,715.8
Other long-term liabilities	165.0	241.3
Finance lease liabilities	72.7	96.0
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,789.5)	(2,885.1)
Total assets	10,821.5	10,276.4

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
Consolidated	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$46.5	$(357.9)	$(614.1)	$(1,129.5)
Net cash provided by (used in) investing activities	$(36.9)	$0.2	$(68.2)	$(154.6)
Net cash provided by (used in) financing activities	$(27.9)	$247.8	$1,990.7	$1,330.3
Free cash flow	$8.0	$(375.7)	$(706.5)	$(1,303.3)
Capital expenditures	$(38.5)	$(17.8)	$(92.4)	$(173.8)
Screen additions	29	29	82	63
Screen acquisitions	—	—	140	14
Screen dispositions	27	194	166	593
Construction openings (closures), net	(44)	11	(37)	18
Average screens	10,177	7,231	8,998	5,049
Number of screens operated	10,448	6,048	10,448	6,048
Number of theatres operated	930	503	930	503
Number of circuit screens	10,562	10,543	10,562	10,543
Number of circuit theatres	946	950	946	950
Circuit Screens per theatre	11.2	11.1	11.2	11.1
Attendance (in thousands)	59,683	8,092	128,547	75,190

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	40,364	4,820	91,102	46,453
International markets	19,319	3,272	37,445	28,737
Consolidated	59,683	8,092	128,547	75,190

Average ticket price (in dollars):
U.S. markets	$11.50	$9.96	$11.16	$9.81
International markets	$10.47	$9.87	$10.09	$8.93
Consolidated	$11.17	$9.92	$10.85	$9.47

Food and beverage revenues per patron (in dollars):
U.S. markets	$7.21	$6.51	$7.43	$5.56
International markets	$4.64	$4.09	$4.81	$3.62
Consolidated	$6.38	$5.53	$6.67	$4.82

Average Screen Count (month end average):
U.S. markets	7,695	5,952	7,341	3,715
International markets	2,482	1,279	1,657	1,334
Consolidated	10,177	7,231	8,998	5,049

Segment Information:

(unaudited, in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
U.S. markets	$825.9	$102.4	$1,875.8	$826.7
International markets	345.8	60.1	652.1	415.7
Consolidated	$1,171.7	$162.5	$2,527.9	$1,242.4

Adjusted EBITDA
U.S. markets	$97.9	$(263.7)	$(250.6)	$(768.2)
International markets	61.3	(63.8)	(41.1)	(231.0)
Consolidated	$159.2	$(327.5)	$(291.7)	$(999.2)

Capital Expenditures
U.S. markets	$23.3	$9.8	$63.9	$109.9
International markets	15.2	8.0	28.5	63.9
Consolidated	$38.5	$17.8	$92.4	$173.8

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(134.4)	$(946.1)	$(1,269.8)	$(4,589.4)
Plus:
Income tax provision (benefit)	3.7	(6.8)	(10.2)	59.9
Interest expense	97.1	88.6	458.1	356.9
Depreciation and amortization	101.5	132.6	425.0	498.3
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill (2)	77.2	466.1	77.2	2,513.9
Certain operating expense (income) (3)	2.2	(11.8)	0.2	(9.4)
Equity in (earnings) loss of non-consolidated entities	(9.8)	5.0	(11.0)	30.9
Cash distributions from non-consolidated entities (4)	6.1	—	12.5	17.4
Attributable EBITDA (5)	2.3	1.1	3.7	0.2
Investment expense (income)	(0.9)	6.1	(9.2)	10.1
Other expense (income) (6)	(8.7)	(96.6)	(0.1)	66.9
Other non-cash rent benefit (7)	(2.7)	(3.2)	(24.9)	(4.9)
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	1.3	21.6	13.7	24.6
Stock-based compensation expense (9)	24.3	15.9	43.1	25.4
Adjusted EBITDA (1)	$159.2	$(327.5)	$(291.7)	$(999.2)

Rent	$215.5	$207.9	$828.0	$884.1

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the year ended December 31, 2021, we recorded non-cash impairment charges related to our long-lived asset of $61.3 million on 77 theatres in the U.S. markets with 805 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $15.9 million on 14 theatres in the International markets with 118 screens which were related to property, net and operating lease right-of-use assets, net.

During the year ended December 31, 2020, we recorded goodwill non-cash impairment charges of $1,276.1 million and $1,030.3 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the year ended December 31, 2020, we recorded non-cash impairment charges related to our long-lived assets of $152.5 million on 101 theatres in the U.S. markets with 1,139 screens, which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $25.4 million on 37 theatres in the International markets with 340 screens, which were related to property, net and operating lease right-of-use assets, net. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $12.5 million and $2.7 million related to the Odeon and Nordic trade names, respectively, in the International Theatres reporting units during the year ended December 31, 2020. We also recorded non-cash impairment charges of $14.4 million related to our definite-lived intangible assets in the Domestic Theatres reporting unit during the year ended December 31, 2020.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Equity in (earnings) loss of non-consolidated entities	$(9.8)	$5.0	$(11.0)	$30.9
Less:
Equity in (earnings) loss of non-consolidated entities excluding International theatre joint ventures	(8.6)	4.4	(13.5)	27.4
Equity in earnings (loss) of International theatre joint ventures	1.2	(0.6)	(2.5)	(3.5)
Income tax provision	0.2	0.2	0.3	0.1
Investment (income) expense	(0.1)	0.2	(0.1)	(0.4)
Interest expense	—	—	0.2	0.1
Depreciation and amortization	1.0	1.0	5.6	3.2
Other expense	—	0.3	0.2	0.7
Attributable EBITDA	$2.3	$1.1	$3.7	$0.2
6)	Other expense (income) during the year ended December 31, 2021, primarily consisted of a loss on debt extinguishment of $14.4 million and financing fees of $1.0 million, partially offset by income related to contingent lease guarantees of $(5.7) million and foreign currency transaction gains of $(9.8) million.

Other expense (income) during the year ended December 31, 2020 included a loss of $109.0 million related to the fair value adjustments of the derivative liability and derivative asset for our Convertible Notes, financing fees related to the Exchange Offer of $39.3 million, and credit losses related to contingent lease guarantees of $15.0 million, partially offset by a gain on extinguishment of the Second Lien Notes due 2026 of $(93.6) million.

7)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Operating Cash (Burn) Generated (1) and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended				Year Ended
	March 31	June 30	September 30	December 31	December 31
	2021	2021	2021	2021	2021

Net cash provided by (used in) operating activities	$(312.9)	$(233.8)	$(113.9)	$46.5	$(614.1)
Plus: total capital expenditures	(11.9)	(17.9)	(24.1)	(38.5)	(92.4)
Less: Cash interest paid	26.2	72.5	17.9	158.1	274.7
Non-recurring lease prepayments (3)	—	—	44.2	(2.5)	41.7
(Deferral) repayment of deferred lease amounts (2)	(23.0)	52.4	44.7	60.8	134.9
Operating cash (burn) generated (1)	$(321.6)	$(126.8)	$(31.2)	$224.4	$(255.2)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net cash provided by (used in) operating activities	$46.5	$(357.9)	$(614.1)	$(1,129.5)
Plus: total capital expenditures	(38.5)	(17.8)	(92.4)	(173.8)
Free cash flow (1)	$8.0	$(375.7)	$(706.5)	$(1,303.3)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (5)	$16.3	$6.1	$31.3	$85.6
Maintenance capital expenditures (4)	37.4	10.6	73.9	46.8
Change in construction payables (6)	(15.2)	1.1	(12.8)	41.4
Total capital expenditures	$38.5	$17.8	$92.4	$173.8

1)	We present “Operating Cash (Burn) Generated” and “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Additionally, our definition of Operating Cash (Burn) Generated is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for interest expense and the deferral or repayment of lease amounts that were due and not paid during the COVID-19 pandemic. Therefore, we believe it is important to view operating cash (burn) generated and free cash flow as supplemental to our entire statement of cash flows. The term Operating Cash (Burn) Generated and Free Cash Flow may differ from similar measures reported by other companies.

2)	(Deferral) repayment of deferred lease amounts represent those lease amounts that were due and not paid during the COVID-19 pandemic. Their impact is excluded from operating cash burn to provide a more normalized cash rent payment stream.

3)	Non-recurring lease prepayments represent the prepayments of future leases obligations during the year ended December 31, 2021. Their impact is excluded from operating cash burn to provide a more normalized cash rent payment stream.

4)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

5)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

6)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 9):

Quarter and Year Ended December 31, 2021

(dollars in millions) (unaudited)

	Quarter Ended			Year Ended
	December 31, 2021			December 31, 2021
	Constant Currency (9)			Constant Currency (9)

	US	International	Total	US	International	Total
Revenues
Admissions	$464.3	$204.0	$668.3	$1,016.5	$370.7	$1,387.2
Food and beverage	290.9	90.3	381.2	677.1	176.3	853.4
Other theatre	70.7	54.6	125.3	182.2	92.6	274.8
Total revenues	825.9	348.9	1,174.8	1,875.8	639.6	2,515.4

Operating costs and expenses
Film exhibition costs	229.5	81.3	310.8	460.6	144.3	604.9
Food and beverage costs	38.7	20.5	59.2	95.9	40.9	136.8
Operating expense	273.7	122.6	396.3	833.9	297.0	1,130.9
Rent	161.9	54.4	216.3	614.2	203.1	817.3
General and administrative:
Merger, acquisition and other costs	0.5	0.9	1.4	9.0	4.7	13.7
Other	52.7	20.3	73.0	158.4	64.5	222.9
Depreciation and amortization	77.6	24.1	101.7	321.2	98.0	419.2
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	61.3	16.3	77.6	61.3	16.3	77.6
Operating costs and expenses	895.9	340.4	1,236.3	2,554.5	868.8	3,423.3

Operating income (loss)	(70.0)	8.5	(61.5)	(678.7)	(229.2)	(907.9)
Other expense (income)	(1.0)	(15.1)	(16.1)	9.2	(90.0)	(80.8)
Interest expense	77.0	20.1	97.1	387.9	66.0	453.9
Equity in (earnings) loss of non-consolidated entities	(8.8)	(1.0)	(9.8)	(13.7)	2.3	(11.4)
Investment income	(0.9)	—	(0.9)	(3.7)	(4.2)	(7.9)
Total other expense (income), net	66.3	4.0	70.3	379.7	(25.9)	353.8
Earnings (Loss) before income taxes	(136.3)	4.5	(131.8)	(1,058.4)	(203.3)	(1,261.7)
Income tax provision (benefit)	0.8	2.8	3.6	(9.4)	(0.6)	(10.0)
Net earnings (loss)	(137.1)	1.7	(135.4)	(1,049.0)	(202.7)	(1,251.7)

Attendance	40,364	19,319	59,683	91,102	37,445	128,547
Average Screens	7,695	2,482	10,177	7,341	1,657	8,998
Average Ticket Price	$11.50	$10.56	$11.20	$11.16	$9.90	$10.79

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 9):

Quarter and Year Ended December 31, 2021

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31, 2021	December 31, 2021
	Constant Currency (9)	Constant Currency (9)
Net loss	$(135.4)	$(1,251.7)
Plus:
Income tax provision (benefit)	3.6	(10.0)
Interest expense	97.1	453.9
Depreciation and amortization	101.7	419.2
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	77.6	77.6
Certain operating income (2)	2.5	0.4
Equity in earnings of non-consolidated entities	(9.8)	(11.4)
Cash distributions from non-consolidated entities (3)	6.0	12.7
Attributable EBITDA (4)	2.3	3.7
Investment income	(0.9)	(7.9)
Other expense (income) (5)	(8.7)	0.7
Other non-cash rent benefit (6)	(2.7)	(24.6)
General and administrative expense—unallocated:
Merger, acquisition and other costs (7)	1.4	13.7
Stock-based compensation expense (8)	24.5	43.1
Adjusted EBITDA (1)	$159.2	$(280.6)

Adjusted EBITDA (in millions) (1)
U.S. markets	$97.9	$(250.6)
International markets	61.3	(30.0)
Total Adjusted EBITDA (1)	$159.2	$(280.6)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31,	December 31,
	2021	2021
	Constant Currency	Constant Currency
Equity in earnings of non-consolidated entities	$(9.8)	$(11.4)
Less:
Equity in earnings of non-consolidated entities excluding international theatre joint ventures	(8.6)	(13.5)
Equity in earnings (loss) of International theatre joint ventures	1.2	(2.1)
Income tax provision	0.2	0.3
Investment income	(0.1)	(0.1)
Interest expense (income)	—	0.2
Depreciation and amortization	1.0	5.2
Other expense	—	0.2
Attributable EBITDA	$2.3	$3.7

5)	Other expense (income) during the year ended December 31, 2021, primarily consisted of a loss on debt extinguishment of $14.4 million and financing fees of $1.0 million, partially offset by credit income related to contingent lease guarantees of $(5.7) million and foreign currency transaction gains of $(9.8) million.

Other expense (income) during the year ended December 31, 2020 included a loss of $109.0 million related to the fair value adjustments of the derivative liability and derivative asset for our Convertible Notes, financing fees related to the Exchange Offer of $39.3 million, and credit losses related to contingent lease guarantees of $15.0 million, partially offset by a gain on extinguishment of the Second Lien Notes due 2026 of $(93.6) million.

6)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

7)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

8)	Non-cash expense included in General and Administrative: Other.

9)	The International segment information for the quarter and year ended December 31, 2021 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2020. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per Common share:

Quarter and Year Ended December 31, 2021 and December 31, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Numerator:
Net loss attributable to AMC Entertainment Holdings, Inc.	$(134.4)	$(945.8)	$(1,269.1)	$(4,589.1)
Calculation of adjusted net loss for basic and diluted loss per share:
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	77.2	466.1	77.2	2,513.9
Marked-to-market loss on derivative asset	—	—	—	19.6
Marked-to-market gain on derivative liability	—	—	—	89.4
Tax expense for Spain and Germany valuation allowance	—	—	—	73.2
Adjusted net loss for basic and diluted loss per share	$(57.2)	$(479.7)	$(1,191.9)	$(1,893.0)

Denominator (shares in thousands):
Weighted average shares for basic and diluted loss per common share	513,824	152,307	477,410	117,212

Adjusted basic loss per common share	$(0.11)	$(3.15)	$(2.50)	$(16.15)
Adjusted diluted loss per common share	$(0.11)	$(3.15)	$(2.50)	$(16.15)

We present adjusted net loss for basic and diluted loss per share and adjusted basic and diluted net loss per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net loss per (basic and diluted) common share is adjusted net loss (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), special performance stock units (“SPSUs”), and the conversion of our Convertible Notes due 2026 if dilutive. Adjusted net loss for diluted earnings per share removes the interest expense on the Convertible Notes due 2026 if dilutive. The impact of RSUs, PSUs, SPSUs, conversion of Convertible Notes due 2026 and the interest expense on the Convertible Notes due 2026 was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted net loss per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss and adjusted net loss per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and loss per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss and adjusted net loss per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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